EXHIBIT 99.2

Duos Technologies

Third Quarter 2021 Earnings Call

November 15, 2021

Presenters

Charles Ferry - Chief Executive Officer

Adrian Goldfarb - Chief Financial Officer

Q&A Participants

Gary DiStefano - ThinkEquity LLC

Richard Jackson - TrueNorth Financial Solutions

Operator

Good afternoon. Welcome to Duos Technologies' Third Quarter 2021 Earnings Conference Call. Joining us for today's call are Duos CEO, Chuck Ferry, and CFO, Adrian Goldfarb. Following their remarks, we will open the call for your questions. Then before we conclude today's call, I will provide the necessary cautions regarding the forward-looking statements made by management during this call.

Now, I'd like to turn the call over to Duos CEO Chuck Ferry. Sir, please proceed.

Charles Ferry

Welcome, everyone, and thanks for joining us. Earlier today, we issued a press release announcing our financial results for the third quarter of 2021 as well as other operational highlights. A copy of the press release is available in the Investor Relations section of our website. I encourage all listeners to view that release as well as our forthcoming 10-Q filing with the SEC to better understand some of the details we'll be discussing during our call.

Now let's get started. From a high level, in the third quarter, we delivered improved results compared to recent quarters and the prior year. As a headline, revenue increased 36% year-over-year, which was largely the result of winning anticipated business that has been previously delayed. More specifically, we received long-awaited official notice to proceed on making upgrades to two current rail inspection portals already deployed with an existing Class I rail customer.

This quarter's modest return to growth was an encouraging step in the right direction while we positioned ourselves to meet an increasing pipeline of large contract opportunities in the coming months. While the macroeconomic climate continues to present challenges, including increasing pricing pressure and extended lead times for certain parts, we are taking steps to mitigate some of these issues such as obtaining long lead items in advance of formal notices to proceed in order to reduce the overall deployment time for technology systems.

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Internally, we’ve made improvements to processes across all work functions, further strengthened our current solutions and invested in our technology capabilities, all of which have our company in strongest position ever operationally. As of today, we remain confident in our ability to meet our near-term financial targets. I can firmly state that I've never been more optimistic about this company, our team and our future. Longer term, we believe the initial progress we’re seeing today supports the work we've done thus far and underlies the greater opportunity ahead.

Now, before I provide further updates, I'd like to turn the call over to our CFO, Adrian Goldfarb, who will walk us through the financial results for the quarter and the first nine months of the year. Adrian?

Adrian Goldfarb

Thank you, Chuck.

My comments today will be broadly focused on our results for the third quarter and nine months ended September 30, 2021. I want to remind everyone of our income statement presentation changes that we implemented at the beginning of the year.

As we did in the prior quarter, we will be presenting two components to revenue - technology systems, which records revenue from turnkey engineered systems, such as our railcar inspection portal, as well as AI software revenue, and services and consulting, which primarily records recurring revenues from maintenance and support business, plus any consulting services that are undertaken. Further, we now record all costs of delivering those revenues, including all the staffing related to those operations in production mode, plus associated overhead.

As previously discussed, we have been upgrading and expanding our overall technology capabilities with a particular focus on AI as a key component of our overall product portfolio. Our average revenue per installation is now higher as the result of meeting the demand from our customers for increased functioning capabilities. In addition, our revenue mix will feature growth in our recurring revenue services and software going forward.

Now turning to the numbers, total revenue for the third quarter increased 36% to $1.74 million compared to $1.28 million in the equivalent quarter in 2020. This was the aggregate of about $1.15 million for technology systems and $587,000 in recurring services and consulting revenue. The increase in total revenue was the result of progress in new installations in the technology systems portion of the business following the receipt of an anticipated "notice to proceed" on a significant upgrade to two key installations.

Some of that revenue was recognized during the quarter, resulting in a 58% increase in technology systems revenue in comparison to the equivalent quarter a year ago. In Q3, our services and consulting revenue increased by 6%, reflecting a steady growth trend that is expected to continue as we add new customers, install additional systems and layer on enhancements to our existing portfolio of products currently in the field.

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Total revenue for the nine months ended September 30, 2021 increased 7% to $4.54 million from $4.26 million in the same period last year. This was the aggregate of about $2.74 million for technology systems and $1.8 million in recurring services revenue. The increase in total revenue was also driven by additional revenue recognition from recent notices to proceed. For the first nine months of 2021, our services and consulting revenue increased by 27%. There was a slight decrease in revenue from technology systems, which was more than offset by the increase in services and consulting revenue.

Due to the pandemic and other macroeconomic effects, such as current supply chain disruptions, which continued to extend deadline for shipment of key components used in the company's technology systems, there are uncertainties that can impact our operations. As a result, certain installations may produce revenue towards the end of the year, some of which may ultimately be recorded in 2022.

Cost of revenues for the third quarter increased 83% to $2.8 million compared to $1.53 million in the same period last year. Cost of revenues on technology systems increased during the period compared to the equivalent period in 2020 by a greater amount than the increase in revenues. The increase is primarily due to the additional work required to address previously identified quality issues, most of which are now resolved, as well as an increase in cost related to the deployment of an undercarriage technology. We expect costs to be lower going forward as a percentage of the overall system price.

Cost of revenues decreased for services and consulting, which comprises equipment, labor and overhead necessary to support the implementation of new systems and support and maintenance of existing systems. The decrease was due to lower costs in servicing clients as well as the elimination of certain costs related to the IT Asset Management business that were recorded in the equivalent period.

Cost of revenues for the nine months ended September 30, 2021 increased 55% to $7.72 million from $4.97 million in the same period last year. The increase was driven by increased costs of deployment related to certain installations where new technologies were being deployed for the first time. Costs for services and consulting increased at a proportionate, albeit slightly slower rate than the increase in revenues, and this trend is expected to continue as certain economies of scale become evident late in the year and continue into 2022. Overhead more than doubled for the period, reflecting higher costs for staffing, current and anticipated projects, although this rate of increase is expected to flatten in the fourth quarter of 2021 and beyond.

Gross margin for the third quarter totaled a negative $1.06 million compared to negative $247,000 in the same period last year. The decrease in gross margin was driven by higher costs as a result of the shift in expenses from R&D to the cost of technologies deployed. These higher costs are anticipated to be offset in the fourth quarter and beyond by higher revenues with the net result being a move to a positive gross margin as the business expands. We anticipate an improvement in the overall gross margin for the full-year reporting in 2021, with much of the expected improvement coming in the fourth quarter.

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For the nine months ended September 30, 2021, decreased to ($3.18) million from ($715,000)1 in the same period last year. The decrease in gross margin was the result of lower technology systems revenues during the first nine months of 2021 due to delays in contract award and supply chain issues. In addition, there were costs involved in the revamping of our operations to support an anticipated increase in the number of new systems going forward.

Turning to our costs, operating expenses for the third quarter decreased 44% to $1.38 million from $2.46 million in the same period last year. The decrease in operating expenses was primarily driven by a substantial decrease in overall administration costs, offset by increases in sales and marketing as well as research and development.

Operating expenses for the nine months ended September 30, 2021 decreased 27% to $4.04 million from $5.51 million in the same period last year. The decrease in operating expenses can be attributed to decreases in administration costs, offset by an increase in sales and marketing and research and development.

We recorded a net loss in Q3 of $2.45 million or $0.68 per share compared to a net loss of $2.71 million or $0.77 loss per share in the equivalent quarter in 2020. The decrease in net loss was primarily attributable to the increase in revenue noted previously. Net loss for the nine months ended September 30, 2021 totaled negative $5.81 million or $1.63 loss per share compared to a net loss of $6.32 million or $1.95 loss per share in the same period a year ago. The improvement in net loss was primarily attributable to the impact of the CARES Act PPP loan forgiveness and the effect of lower operating expenses during the 2021 nine-month period compared to the prior year.

Let's now discuss the balance sheet. We ended the quarter with approximately $2.26 million in cash and cash equivalents compared with $3.97 million on December 31, 2020. At the present time, we have six months of operating cash flow, assuming we do not record any anticipated new business. Today, our stable capital structure has allowed us to weather the unexpected delays in anticipated start dates without significant operational impacts.

However, going forward, we expect macroeconomic effects to impact us, particularly current supply chain issues, which as previously noted, are extending deadlines for shipment of key components used in our technology systems. In order to respond to the much longer lead times to procure materials effectively, we believe it is critical to begin procuring ahead of formal contract awards. Accordingly, we anticipate additional demands on our working capital due to market conditions.

We are confident that this decision reflects the current reality and sets us up for continued strong execution in the long run. Over the next 12-month period, as new opportunities previously identified are closed and accepted by our customers, we expect that working capital will increase. Additionally, we have a current S3 registration statement giving us the ability to raise capital in tranches of between $3 million and $5 million, if necessary. Although there is no current expectation that this will be required for working capital with our current book of business, should we receive official contract awards for several of the larger contracts in our pipeline, we may need to raise additional funds to service those contracts.

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1 Parentheses added as it was not clear from the recording that these are negative numbers.

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And now I'd like to provide an update on our financial projections before turning the call back over to Chuck. For the fiscal year ended December 31, 2021, we are reconfirming our latest projections and expect total revenue of approximately $8 million to $9 million. Our guidance is based on contracts in backlog and near-term pending orders that are already performing or were scheduled to be executed by the fourth quarter of 2021.

We also expect our operations to achieve close to breakeven for the last quarter of 2021 with an improved cash liquidity position by year end based on anticipated orders. Although uncertainties continue in the macroeconomic climate, we do maintain that 2022 will yield a much stronger financial performance for revenue, and we are anticipating profitability for the next fiscal year.

That concludes my financial commentary. I'll now pass the call back over to Chuck.

Charles Ferry

Thanks, Adrian.

For the remainder of my remarks today, I'd like to provide an update on our strategy and the progress we’re making within our 2021 operating plan. I will then provide a brief update on our outlook before turning it over to questions. As a reminder, our plan encompasses operational, commercial, financial and personnel specific areas.

Beginning with operations, as I've stated many times before, at Duos, we are committed to achieving operational and technical excellence. We believe this approach leads to higher customer satisfaction and improved deal closure rates. I'll now provide a few updates from the quarter on how these efforts are progressing.

Over the last few months, we've made meaningful improvements to how we execute our manufacturing, including instituting more rigorous quality controls and in-house testing prior to equipment being shipped. This is expected to reduce costs during the field installations and reduce after installation service issues, which will have a net positive effect on operating costs and subsequent cash usage in the year.

We've also recently introduced a new upgraded generation two version of our obliquevue with better and improved environmental hardening to make this piece of equipment more able to withstand the rigors of the Canadian winters where some of our portals have been deployed. Within our artificial intelligence division, we are devoting additional resources to meet demand for more comprehensive algorithm development, including the hiring of additional internal staff and subject matter experts.

More specifically, we’ve brought on a highly experienced mechanical car inspector to help improve and verify the inspection process. We've also onboarded our own AI image analysis and labeling team. In the recent months, we’ve also--while we've dealt with changeover, we had contracted with an outside party to ensure our work did not fall behind to the interim. Although this resulted in additional costs, this expense is short-term in nature and expected to be reduced or eliminated in 2022. With the more capable and fully staffed team now in place, we’ll continue to maintain a working relationship with this vendor to ensure that we have additional capacity on an as needed basis from a provider who understands our business and has proven capability of performing quality service.

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Now I'd like to touch on the current supply chain environment. As everyone on this call knows, companies across many industries are constrained by bottlenecks in global supply chains as a second order effect of the pandemic. We have been responding to the situation capably so far, and as Adrian noted, we'll be deploying more working capital to pre-procure inventory to mitigate potential supply shortages.

We've also previously shared that we've transitioned a significant portion of our overseas vendor relationships back to the United States, which has also helped to reduce some supply chain challenges. Several of our parts manufacturing vendors are right here in North Florida, where we get the benefit of collaborating with them face to face.

The result of these close relationships is better quality control and factory acceptance testing as well as improved overall speed and quality. Further, these relationships provide us with greater and sometimes preferred access to raw materials when they come in, which is particularly important in today's environment.

Moving to commercial updates, as I noted in my opening remarks, we are actively expanding our rail pipeline and have made encouraging progress in getting key contracts closer to the finish line, which we expect to materialize in the near future. During the quarter, we received an initial order for an expansion to a multi rip system. This upgrade is being provided in connection with a larger overall contract that we announced in October of last year, so we’re pleased that the progress has begun to move forward.

We are currently on time and on budget, and in our current rate of deployment, should be finished during the holidays. In terms of revenue recognition, we recorded a portion of those revenues in the current period with the remaining balance to be recognized in Q4, one of the major reasons we are confident in meeting our financial projections for the year.

We are currently in contract discussions to add two to three additional rail inspection portals for two of our other Class I railroads. The passenger transportation space is another growth area for Duos, and we’re actively in discussions with several transit companies for our solutions. In Q2, we also received an order for an Automated Pantograph Inspection System, or APIS, to be installed in support of a major Canadian city transit authority. Installation is expected to be complete in early 2022 with the majority of revenue recognition occurring during that period, as well.

A few final updates in this area - first, just last week, we were notified by the U.S. Patent and Trademark Office that our application for a new patent covering Optical Path Alignment Guide had been approved. Our company specializes in visual analysis technologies that are designed to improve operational processes for our clients where manual inspections are involved. This could encompass any moving object, but notably for transport-related industries, including rail, road, air and sea. This patent and the associated technology is a key component of our technology vision and strategy going forward, and we are working on applying these technologies as we expand our offerings into a larger market space. I expect to report more on the developments in this area in future calls. We applied for additional patents and trademarks related to our technologies that are currently under development.

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Moving to personnel, from a high level, the overall quality of our workforce has continued to improve and morale along with it. There is an overwhelming sense of optimism permeating through the walls here. Our employees believe in the mission of our organization, and we are working to create an environment that allows them to bring their best each and every day in support of a common goal.

Currently, we have installation teams deployed into Tennessee and Canada to complete the modifications we mentioned earlier. The weather conditions in Canada are particularly challenging right now, but our team operating there are all U.S. military veterans and are completing the installations on schedule with a very high degree of professionalism.

As I noted during our last update, we are in the final stages of relocating the company into a single facility, which we expect to be completed by the Thanksgiving holiday. Our new headquarters remains in Jacksonville, where we have close employee, vendor and community ties. However, this move takes us from three disparate locations to one building where we will be able to better collaborate face to face as one team under one roof. This new larger facility will also offer improved spaces for manufacturing, engineering and testing. In addition to creating a more collaborative work environment, the new facility will have sufficient space for the company's anticipated expansion over the next 12 months.

Last quarter, we announced the election of Craig Nixon as our newest independent board member. Craig is a retired high-ranking military Army Ranger and special operations officer with extensive recent experience in technology consulting with several prominent Silicon Valley companies and is ideally suited to help lead Duos towards excellence in operations and strategic planning. In the short time Craig has been with us, he’s been extremely helpful in the development of our strategy for the government sector.

A minor housekeeping item - as of today's call, we have 100% vaccination rate across our workforce. Operating at full capacity has allowed us to continue moving forward despite the constraints of the pandemic and insurers we’ll remain eligible for potential government or government adjacent opportunities.

Finishing on our financial segment, our financial team under Adrian’s leadership has been expanded with key skills in the financial planning and project accounting areas. The additional staff will assist in developing analysis for the anticipated business growth and marketplace expansion in 2022 and beyond. We are continuing to improve our processes, operating with greater communication, reporting frequency and putting greater emphasis on bid financials. Bids are now more comprehensive with multiple reviews and detailed financial analysis.

We've also made some changes to our pricing, as previously discussed, to ensure we are delivering on all the functionalities demanded by our customers, but that we remain competitive and can ultimately achieve profitability on an ongoing basis. Although our prices are higher, our customers recognize the advanced nature of our systems and the overall higher quality that we are now delivering with. This supports our internal efforts to make investments within our business to support current operations and future growth.

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In summary, over the last several months, collaboration between our technical, commercial and financial teams has significantly improved. We are also continuing to move forward with product upgrades, revamp testing protocols, enhance internal communications, quality personnel onboarding and improved internal financial reporting and forecasting results. We are on track to meet our financial targets for the remainder of 2021 and are making significant progress toward achieving the financial goals we set when I joined this organization just over a year ago.

Our mission is to become the rail industry standard for automated mechanical car inspection, using artificial intelligence. Not every quarter is going to be smooth, but we remain confident that, over the long-term, we are on the right path to becoming a self-sustaining, high growth business in the years ahead.

And with that, we’re ready to open the call for your questions. Operator, please provide the appropriate instructions.

Question-and-Answer Session

Operator

Thank you. Ladies and gentlemen, at this time, we will be conducting a question-and-answer session. If you’d like to ask a question, you may press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key. One moment while we poll for question.

Our first question comes from the line of Gary DiStefano with ThinkEquity. Please proceed with your question.

Gary DiStefano

Thanks, operator. Congratulations, Chuck and Adrian, on the quarter. Just want to get your thoughts around two things. One, what's your expectations for the revenue split going forward between tech systems and the recurring services revenue? And also, which solution or tech system do you expect to drive sales moving forward? Thanks.

Charles Ferry

Yeah, thanks, Gary. I'll start on question number one, which is the expected revenue split, and Adrian can clean up for me if I mess it up. So right now, we're about an 80-20 split right now. So we've got about 80% of our revenue is related to CapEx or one-time sales, about 20% is for recurring revenue. On a go-forward basis and what we're projecting right now is that we should improve that this coming year to about a 70-30 split and potentially even better. So it'd be 70% kind of CapEx one-time and 30% recurring revenue. Adrian, anything--?

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Adrian Goldfarb

--No, that is correct. We've had the objective for a fair while to increase the percentage of our revenue from recurring revenue sources. And this quarter, in fact, the first nine months, you're starting to see the first kind of “shoots” of that, and that's because the number of installations we have is obviously expanding. And then when we do add-ons, which we’re involved in the moment, that drives the recurring revenue portion of the systems for support and maintenance up from that.

The other thing that's one of the great benefits of this business is that the revenue sources for these types of contracts, although it's not that many contracts, tends to be very, very long-term, so people sign long-term service agreements, and they tend to stick with us. So you'll see that recurring revenue climbing consistently. And I think, as we also reported, the profitability on those tends to be increasing, as well.

Charles Ferry

Yeah, on your second question, Gary, is what's going to really drive--what are we expecting to drive most of our revenue for next year. Right now, our number one horse right now remains the rail inspection portal with our Class I customers, but now also, we're seeing more activity inside the transit space. I will tell you that we will pick up the pace I think with our secondary offering; that's our automated logistics information system or truck inspection portal.

We're seeing more demand for that, particularly with the backups that a lot of the seaports and the intermodal yards that we're seeing right now. We're also working with one of our Class I customers to actually add UAV or drone solution and use that in combination with our rail inspection portal. That's a concept that we're developing right now, and we'll talk about more in future calls.

Gary DiStefano

That makes sense. Thanks. Keep up the good work.

Charles Ferry

Thanks, Gary.

Operator

As a reminder, it is star, one to ask a question.

Our next question comes from the line of Richard Jackson with TrueNorth Financial. Please proceed with your question.

Richard Jackson

So I'm afraid Gary stole it, but I'm curious, I see you're going to need to raise more capital. It's really more of a comment than a question, although I'd appreciate some feedback. You did say you didn’t think you’d need any capital six months ago. I would encourage you to get more capital than you need because that would not only make sure that you have all the working capital necessary, but it’ll also give stock buyers greater confidence there won't be dilution in the future. And I'm curious if you guys are looking at anything besides issuing additional stock.

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Charles Ferry

Yeah, no, thanks. Appreciate the question, and it's a good one. We discussed this topic extensively in the prepared remarks, but just to reiterate, with the current business we have right now, the current business we have right now, we won't need to go out and raise funds. But that being said, should any of these larger contracts, we're working with right now come to fruition in the next couple of months, it certainly would be prudent for us, considering the current climate, to increase inventory and working capital ahead of time to ensure we can deliver on those projects in a timely manner, and raising capital would need to be for a specific purpose, most likely the support business in hand or very close to it.

Richard Jackson

So does that mean it would be a debt instrument associated with the order? Or is it pretty much equity you're looking at to raise the money?

Charles Ferry

Yeah, I think right now, we've made preparations that, if we need to do a raise, that we’re prepared to do that. Right now, we don't need to. Like I said previously, most likely in the form of equity at this point right now, we would not, I think, be looking particularly at debt right now.

Adrian Goldfarb

Yeah, we've made no decisions in that area. We're really monitoring, and it's really based on as the--as Chuck mentioned, on a need. So we'll continue to evaluate that as we go forward. The expectation obviously is that we are expecting major contracts, as we've said throughout the remarks, and so that will be in concert with that.

Richard Jackson

Well, glad I’m--that's exciting. I would encourage you to get more than you need. Thank you.

Charles Ferry

Appreciate the question. Thanks.

Operator

As a reminder, it is star, one to ask a question.

There are no further questions at this time. I'd like to hand the call back to management for closing remarks.

Charles Ferry

Yeah, thank you very much, operator. And again, appreciate everybody coming on to the call today, and it's always a pleasure to update everyone. Thank you.

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Operator

Before we conclude today's call, I would like to provide Duos' Safe Harbor statement that includes important cautions regarding forward-looking statements made during this call. This earnings call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking terminology such as believes, expects, may, will, should, anticipates, plans, and their opposites or similar expressions are intended to identify forward-looking statements.

We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon, which the statements are based and could cause Duos Technologies Group Inc.'s actual results to differ materially from those anticipated by the forward-looking statements.

These risks and uncertainties include, but are not limited to, those described in Item 1A in Duos’ Annual Report on Form 10-K, which is expressly incorporated, herein by reference, and other factors as may periodically be described in Duos filings with the SEC.

Thank you for joining us today for Duos Technologies Group’s 2021 third quarter conference call. You may disconnect.

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